Exhibit 99.1

         Matria Healthcare's First Quarter Results Exceed Expectations;
                Company Reports Record Revenues for the Quarter


     MARIETTA, Ga.--(BUSINESS WIRE)--April 22, 2003--Matria Healthcare, Inc. (NASDAQ: MATR) today announced financial results for the first quarter ended March 31, 2003, that exceeded the Company's previously announced guidance and analysts' estimates.
     For the quarter ended March 31, 2003, revenues increased 19.9% to a record level of $78.2 million, compared with $65.2 million in the first quarter of 2002. Net earnings available to common shareholders from continuing operations for the first quarter were $1.1 million, or $0.11 per diluted common share, as compared with $1.6 million, or $0.17 per diluted common share, in the prior-year first quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2003 were $7.6 million, compared with $7.6 million for the same period of 2002.
     First quarter 2003 revenues for the Company's Health Enhancement segment increased by 34.0% to $54.5 million, compared with $40.7 million in the first quarter of 2002. The Health Enhancement segment is comprised of the Company's diabetes, respiratory, cardiovascular, cancer, chronic pain and depression disease management operations and its diabetes product design, development and assembly operation. First quarter 2003 revenues for the Women's Health segment were $23.7 million, compared with $24.5 million in the first quarter of 2002.
     During the first quarter of 2003, the Company began enrollment and implementation of a number of new disease management programs for both employers and health plans. The covered lives included in the Company's disease management programs totaled 11.7 million at the end of the first quarter of 2003, compared with 7.2 million covered lives at the end of 2002 and 3.0 million covered lives at the end of 2001.
     In commenting on the first quarter results, Parker H. Petit, Chairman and Chief Executive Officer, said, "We are pleased that our progress in the first quarter is on track with our expectations for this year, which we communicated in our December 4, 2002, press release. Last year, we worked aggressively to complete our development initiatives in advance of the growth we expected in 2003. The value of disease management is becoming increasingly understood by corporate America and health plans, and we now have the systems and infrastructure in place to meet the growing demand."
     The Company reaffirmed its guidance for the second quarter of 2003, as previously disclosed in the Company's December 4, 2002, press release. The Company reported that it expects revenues in the second quarter to be between $80.2 million and $82.2 million, earnings per share to be in the range of $0.16 to $0.20, and EBITDA to be in the range of $8.9 million to $9.5 million.
     The Company also announced the appointment of Thomas S. Hall as President and Chief Operating Officer. Mr. Hall joined Matria in October 2002 as Executive Vice President and Chief Operating Officer. Mr. Petit commented, "Tom has already made numerous contributions to our businesses since joining Matria six months ago. With his consistent record of success in leading rapid growth business operations, we look forward to the impact Tom will have on our growth in 2003 and beyond."
     A listen-only simulcast and replay of Matria Healthcare's first quarter conference call will be available on-line at the Company's website at www.matria.com or at www.companyboardroom.com on April 23, 2003, beginning at 10:30 a.m. Eastern time.
     Matria Healthcare is the leading provider of comprehensive disease management programs to health plans and employers. Matria manages the chronic diseases and episodic conditions representing the greatest cost to the healthcare system...diabetes, cardiovascular diseases, respiratory disorders, high-risk obstetrics, cancer, chronic pain and depression. Headquartered in Marietta, Georgia, Matria has more than 40 offices in the United States and internationally. More information about Matria can be found online at www.matria.com.

     This press release contains forward-looking statements. Such statements include, but are not limited to, the Company's financial expectations for the second quarter of 2003 and fiscal year 2003, the extent to which the value of disease management is becoming increasingly understood, the anticipated growth in market demand for disease management programs and the Company's business, and the ability of the Company's systems and infrastructure to meet the market demand. These statements are based on current information and belief, and are not guarantees of future performance. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the Company's inability to achieve its financial expectations for 2003, lack of growth in the disease management market or the Company's business, failure of the Company's systems and infrastructure to meet the market's growing demand, developments in the healthcare industry, third-party actions over which Matria does not have control, regulatory requirements applicable to Matria's business and the risk factors detailed from time to time in Matria's periodic reports and registration statements filed with the Securities and Exchange Commission, including Matria's Annual report on Form 10-K for the year ended December 31, 2002. By making these forward-looking statements, Matria does not undertake to update them in any manner except as may be required by Matria's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

                        MATRIA HEALTHCARE, INC.
       UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
           (Amounts in thousands, except per share amounts)

                                                  Three Months Ended
                                                                       March 31,
                                                 --------------------
                                                   2003        2002
                                                 --------    --------
Revenues                                         $ 78,187    $ 65,188

Cost of revenues                                   46,930      36,656
Selling and administrative expenses                23,791      20,736
Provision for doubtful accounts                     1,956       1,842
Amortization of intangible assets                     140         140
                                                 --------    --------
  Operating earnings                                5,370       5,814
Interest expense, net                              (3,593)     (3,227)
Other income, net                                     143         111
                                                 --------    --------
  Earnings before income taxes                      1,920       2,698
Income tax expense                                    800       1,080
                                                 --------    --------

  Net earnings available to common shareholders  $  1,120    $  1,618
                                                 ========    ========

Net earnings per common share:
  Basic                                          $   0.11    $   0.18
  Diluted                                        $   0.11    $   0.17

Weighted average shares outstanding:
  Basic                                            10,079       8,969
  Diluted                                          10,094       9,403


Reconciliation of EBITDA to Earnings
 Before Income Taxes:
  Earnings before income taxes                   $  1,920    $  2,698
  Interest expense, net                             3,593       3,227
  Depreciation and amortization                     2,060       1,683
                                                 --------    --------

                                                 $  7,573    $  7,608
                                                 ========    ========


                        MATRIA HEALTHCARE, INC.
            UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Amounts in thousands)

                                                 March 31,   Dec. 31,
                                                   2003        2002
                                                 --------    --------
                                     ASSETS

Current assets:
 Cash, cash equivalents and
  short-term investments                         $  5,718    $  5,640
 Trade accounts receivable, net                    57,324      49,693
 Other receivables                                  2,667       2,547
 Inventories                                       23,022      26,757
 Prepaid expenses                                   7,395       7,582
 Deferred income taxes                              4,715       5,018
                                                 --------    --------

   Total current assets                           100,841      97,237

Property and equipment, net                        27,146      26,716
Intangible assets, net                            133,187     130,571
Deferred income taxes                              30,885      30,848
Other assets                                        7,918       6,035
                                                 --------    --------
                                                 $299,977    $291,407
                                                 ========    ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Current installments of long-term debt
  and obligations under capital leases           $    341    $    743
 Accounts payable, principally trade               33,128      35,177
 Other accrued liabilities                         17,839      18,761
                                                 --------    --------

   Total current liabilities                       51,308      54,681

Long-term debt and obligations under capital
 leases, excluding current installments           125,790     118,215
Other long-term liabilities                         6,903       4,731
                                                 --------    --------

   Total liabilities                              184,001     177,627

Shareholders' equity                              115,976     113,780
                                                 --------    --------
                                                 $299,977    $291,407
                                                 ========    ========


    CONTACT: Matria Healthcare, Inc.
             Steve Mengert, 770/767-4500